EXHIBIT 12

                               COMPUTATION OF RATIO OF
                              EARNINGS TO FIXED CHARGES
                                     (UNAUDITED)

                       Twelve
                       Months               Year Ended September 30
                        Ended               -----------------------
                       3/31/96    1995      1994     1993      1992      1991
                       -------    ----      ----     ----      ----      ----
      EARNINGS:

      Income Before
        Interest
        Charges(2)   $144,621  $128,061  $127,885  $125,742  $118,222 $110,240
      Allowance for
        Borrowed
        Funds Used
        in
        Construction      149       195       209       174     1,088    2,278
      Federal Income
        Tax . . . .    40,748    30,522    36,630    21,148    17,680   (3,929)
      State Income
      Tax . . . . .     4,347     4,905     6,309     2,979     3,426      341
      Deferred
        Income Taxes -
        Net(3). . .     6,256     8,452     4,853    16,919    14,125   26,873
      Investment Tax
        Credit - Net     (670)     (672)     (682)     (693)     (706)    (738)
      Rentals(1)        5,650     5,422     5,730     5,621     5,857    4,915
                      -------   -------   -------   -------   -------  -------
                      201,101   176,485   180,934   171,890   159,692  139,980
                      =======   =======   =======   =======   =======  =======

      FIXED CHARGES:
      Interest and
        Amortization
        of Premium
        and Discount
        on Funded
        Debt  . . .    40,001    40,896    36,699    38,507    39,949   41,916
      Interest on
        Commercial
        Paper and
        Short-Term
        Notes
        Payable . .     8,541     6,745     5,599     7,465    12,093   11,933
      Other
        Interest(2).    6,128     4,721     3,361     4,727     6,958    9,679
      Rentals(1)  .     5,650     5,422     5,730     5,621     5,857    4,915
                      -------   -------   -------   -------   -------  -------
                       60,320    57,784    51,389    56,320    64,857   68,443
                      =======   =======   =======   =======   =======  =======

      Ratio of
        Earnings to
        Fixed
        Charges . .      3.33      3.06      3.52      3.05      2.46     2.05

     _____________________
     Notes:

     (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.
     (2) The twelve month period ended March 31, 1996, and the fiscal years 1995, 1994, 1993 and 1992 reflect the reclassification of $1,716, $1,716, $1,674, $1,374 and $1,129 respectively, representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.
     (3) Deferred Income Taxes-Net for fiscal 1994 excludes the cumulative effective of changes in accounting.